Exhibit 14.1

Power3 Medical Code of Ethics

All employees shall be responsible for compliance with this Code of Ethics.  Any employee having information concerning any prohibited or unlawful act shall promptly report such matter to the Director of Human Resources. While this is the preferred reporting procedure, employees should also feel free to report to anyone in line management, including the Chief Executive, The Chief Scientific Officer, or the Chief Financial Officer.

Employees should be advised of this reporting obligation and encouraged to report any prohibited or unlawful activities of which they are aware. There will be no reprisals for reporting such information and employees should be so advised.

Conflicts of Interest

Every employee has a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of the Company or which divide his or her loyalty to the Company. Any activity which even appears to present such a conflict must be avoided or terminated unless, after disclosure to the appropriate level of management, it is determined that the activity is not harmful to the Company or otherwise improper.

A conflict or the appearance of a conflict of interest may arise in many ways. For example, depending on the circumstances, the following may constitute an improper conflict of interest:

Ownership of or an interest in a competitor or in a business with which the Company has or is contemplating a relationship (such as a supplier, customer, landlord, distributor, licensee/ licensor, etc.) either directly or indirectly, such as through family members.

Profiting, or assisting others to profit, from confidential information or business opportunities that are available because of employment by the Company.

Providing service to a competitor or a proposed or present supplier or customer as an employee director, officer, partner, agent or consultant.

Soliciting or accepting gifts, payments, loans, services or any form of compensation from suppliers, customers, competitors or others seeking to do business with the Company. Social amenities customarily associated with legitimate business relationships are permissible. These include the usual forms of entertainment such as lunches or dinners as well as occasional gifts of modest value. While it is difficult to define “& customary,” “modest,” or “usual” by stating a specific dollar amount, common sense should dictate what would be considered extravagant or excessive. If a disinterested third party would be likely to infer that it affected your judgment, then it is too much. All of our business dealings must be on arm’s-length terms and free of any favorable treatment resulting from the personal interest of our employees. Loans to employees from financial institutions which do business with the Company are permissible as long as the loans are made on prevailing terms and conditions.

Influencing or attempting to influence any business transaction between the Company and another entity in which an employee has a direct or indirect financial interest or acts as a director, officer, employee, partner, agent or consultant.

Buying or selling securities of any other company using non-public information obtained in the performance of an employee’s duties, or providing such information so obtained to others.

Disclosure is the key. Any employee who has a question about whether any situation in which he or she is involved amounts to a conflict of interest or the appearance of one should disclose the pertinent details, preferably in writing, to his or her supervisor. Each supervisor is responsible for discussing the situation with the employee and arriving at a decision after consultation with or notice to the appropriate higher level of management.

To summarize, each employee is obligated to disclose his or her own conflict or any appearance of a conflict of interest. The end result of the process of disclosure, discussion and consultation may well be approval of certain relationships or transactions on the ground that, despite appearances, they are not harmful to the Company. But all conflicts and appearances of conflicts of interest are prohibited, even if they do not harm the Company, unless they have gone through this process.

Compliance with Laws and Regulations

Our business is subject to extensive governmental regulation. The approval and sale of pharmaceutical products and medical devices is particularly heavily regulated, but many other aspects of our business are also covered by statutes and regulations.

Consistent with our business philosophy, it is the policy of Power3 Medical to comply with the laws of each country in which our company does business. It is the responsibility of all employees to be familiar with the laws and regulations that relate to their business responsibilities and to comply with them.

If an employee has any question whether a transaction or course of conduct complies with applicable statutes or regulations, it is the responsibility of that employee to obtain advice from the Human Resources Department.

Set forth below are several areas of regulated business activity that require particular attention.

Antitrust and Competition Laws

It is the policy of Power3 Medical to comply with the antitrust and competition laws of each country in which our companies do business. No employee of the Company shall engage in anti-competitive conduct in violation of any such antitrust or competition law.

Environmental Laws and Regulations

Power3 Medical is committed to conducting its business in an environmentally sound manner. In addition to carrying out the programs the Company has initiated, employees are required to be familiar with environmental laws and regulations which relate to their employment responsibilities and to comply with them. This includes ensuring that reports on environmental matters filed with government agencies or required by law to be published are complete and accurate.

Healthcare Compliance; Approval, Manufacture, Sales and Marketing of Medical Device, and Diagnostic Products

No aspect of our business is more subject to governmental regulation than the development, manufacture, approval, sales and marketing of our health care products. Because of the complex nature of many of these regulations, the Company must take particular care to ensure appropriate employees are aware of regulatory requirements and take necessary steps to comply with them.

Employment and Labor Laws and Policies

Our most important resource is our employees. All employment must be in compliance with all applicable laws and regulations, including those concerning hours, compensation, opportunity, human rights and working conditions.

Power3 Medical strictly prohibits discrimination or harassment against any employee because of the individual’s race, color, religion, gender, sexual orientation, national origin, age, disability, veteran’s status or any status protected by law.

It is the policy of Power3 Medical that all employees work in a clean, orderly and safe environment. In the interest of maintaining a safe and healthy workplace, the Company requires full compliance with applicable workplace safety and industrial hygiene standards mandated by law.

Compliance with Securities Laws

The Company is often required by the Securities Laws of the United States to disclose to the public important information regarding the Company.

An employee who knows important information about the Company that has not been disclosed to the public must keep such information confidential. It is a violation of United States law to purchase or sell Power3 Medical stock on the basis of such important non-public information. Employees may not do so and may not provide such information to others for that or any other purpose.

Employees may not buy or sell securities of any other company using important non-public information obtained in the performance of their duties. Employees may not provide such information so obtained to others.

Respect for Trade Secrets

It is the policy of Power3 Medical to respect the trade secrets and proprietary information of others. Although information obtained from the public domain is a legitimate source of competitive information, a trade secret obtained through improper means is not.

If a competitor’s trade secrets or proprietary information are offered to an employee in a suspicious manner, or if an employee has any question about the legitimacy of the use or acquisition of competitive information, the Human Resources Department is to be contacted immediately.

No Company funds, assets or information shall be used for any unlawful purpose. No employee shall purchase privileges or special benefits through payment of bribes, illegal political contributions, or other illicit payments or otherwise give anything of value to a government official in order to influence inappropriately any act or decision on the part of the official.

No undisclosed or unrecorded fund or asset shall be established for any purpose.

No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited act, even if directed to do so by a supervisor.

No payment shall be approved or made with the agreement or understanding that any part of such payment is to be used for any purpose other than that described by documents supporting the payment.

No payments of any kind (whether commissions, promotional expenses, personal expenses, free goods or whatever) shall be made to an unaffiliated distributor or sales agent (or employee or agent thereof) in any country other than that in which the sales were made or in which the distributor or sales agent has a substantial place of business.